Exhibit 10.4

LEASE

Mahmud Haq (the “Landlord”), a natural person residing at 10 Beekman Road, Franklin Park, New Jersey, agrees to Lease the below referenced premises to Medical Transcription Billing, Corp. (the “Tenant”), a Delaware Corporation with its principal place of business at 7 Clyde Road, Suite 201, Somerset, New Jersey, and the Tenant agrees to Lease the said premises from the Landlord, in accordance with the below stated terms.

a)	The premises to be rented hereunder (the “Leased Premises”) is Units 7.101 and 7.201 of the condominium park known as the “Professional Center at Somerset,” located at 7 Clyde Road, Somerset Township, Somerset County, NJ 08873. The Leased Premises consist of two floors described as follows: Unit 7.101 (First Floor) common area, five office spaces, bathroom, kitchenette in hallway, storage closet, and utility closet. Unit 7.201 (Second Floor) a bathroom, storage area, server room, conference room, main hall and kitchenette in hallway and one front door providing access to the Leased Premises.

b)	This Lease shall commence on October 01, 2012 and, subject to the provisions set forth hereinafter, shall expire on September 30, 2017 (the “Term” shall refer to foregoing period of time and any renewals and extensions thereof). Except as otherwise provided herein, this Lease shall not be terminable by either party during the currency of initial Term (i.e. from October 01, 2012 through September 30, 2017). During any renewed Term, this Lease may be terminated by either party after serving on other written notice of termination at least three (03) months prior to the proposed termination date.

c)	The rent due for the initial Term shall be Three Hundred Sixty Thousand Dollars ($360,000.00), payable as follows:

October 1, 2012 through September 30, 2013: Monthly installments of Five Thousand Five Hundred Dollars ($5,500.00).

October 1, 2013 through September 30, 2014: Monthly installments of Five Thousand Seven Hundred and Fifty Dollars ($5,750.00).

October 1, 2014 through September 30, 2015: Monthly installments of Six Thousand Dollars ($6,000.00).

October 1, 2015 through September 30, 2016: Monthly installments of Six Thousand Two Hundred and Fifty Dollars ($6,250.00).

October 1,2016 through September 30, 2017: Monthly installments of Six Thousand Five Hundred Dollars ($6,500.00).

Each monthly rental installment shall be paid on or before the 1st day of each month. If any installment of rent is not received on or before the 5th day of the respective month, the Tenant shall pay the Landlord, upon demand and in addition to the monthly rent installment payment due, a late fee in an amount equal to five percent (5%) of the amount due (“Late Fee”).

1.	Supersession of Earlier Agreement

This Lease hereby supersedes the earlier Lease between the Landlord and Tenant commenced on June 1,2009.

2.	Possession and Use

The Landlord shall give possession of the Leased Premises to the Tenant for the Term subject to the qualifications set forth in subparagraph (b) above and in this paragraph. The Leased Premises shall be delivered to the Tenant in a broom clean and vacant condition, except that all tagged furniture contained in the Leased Premises will be inventoried and remain in the Leased Premises for the Tenant’s use during the Term. The Tenant shall have the right to use the Leased Premises for any use permitted by law; provided, however, that the Tenant’s use of the Leased Premises shall also comply at all times with the rules and regulations of the condominium association.

3.	Payment of Rent

The Tenant shall pay rent to the Landlord at the Landlord’s address in accordance with subparagraph (c) above. If any Late Fee (should one be incurred) is not paid upon demand, this will constitute the full rent not being timely paid and will subject the Tenant to the provisions in this Lease for nonpayment of rent. It is understood and agreed that should the Tenant fail to vacate the premises on or before the expiration date set forth in subparagraph (b) above, the monthly rental set forth in subparagraph (c) above shall be double the amount payable by the Tenant upon the expiration of the Term, unless the Landlord and the Tenant agree in writing to some alternate payment for holding over.

4.	Additional Rent

If the Tenant fails to comply with any provision of this Lease, the Landlord may, after first providing written notice of breach and a five (5) days’ opportunity to cure same, charge the cost to comply to the Tenant as “additional rent,” including reasonable attorney’s fees incurred by the Landlord as a result of the Tenant’s violation of any provision of this Lease. The additional rent shall be due and payable as rent with the next monthly rent payment. Nonpayment of additional rent and any other amounts payable by the Tenant hereunder shall give the Landlord the same rights against the Tenant as if the Tenant failed to pay the monthly rent installment payment.

5.	Security

The Tenant has not provided any additional security to the Landlord under this Lease.

6.	No Assignment or Subletting

The Tenant may not do any of the following without the Landlord’s prior written consent, which shall not be unreasonably withheld: (a) assign the Lease, (b) sublet all or any part of the Leased Premises, or (c) permit any other person(s) to use the Leased Premises. Notwithstanding anything contained herein to the contrary, if any of the foregoing occurs, the Tenant shall remain fully bound by and obligated for and with respect to all of the Tenant’s obligations and duties hereunder.

7.	Violation, Eviction and Re-entry

The Landlord reserves a right of re-entry, which allows the Landlord to end this Lease and re-enter the Leased Premises if the Tenant violates any agreement in this Lease and fails to cure the same within five (5) days of the Landlord’s written notice of breach. The Landlord may also evict the Tenant for anyone of the other grounds of good cause allowed by law. The Tenant shall be obligated to reimburse the Landlord for the reasonable attorney’s fees and costs associated with the Landlord’s successful application for an eviction.

8.	Damages

The Tenant is liable for all damages caused by the Tenant’s violation of any provision in this Lease, and such damages shall include reasonable attorney’s fees and costs incurred by the Landlord.

As set forth in Article 7 above, the Landlord shall also have the right to evict the Tenant from the Leased Premises in the event that the Tenant violates any agreement in this Lease. In the event of an eviction, the Tenant shall pay the unpaid rent for the entire balance of the Term or until the Landlord re-rents the Leased Premises, if sooner. If the Landlord re-rents the Leased Premises for less than the rent payable by the Tenant hereunder, the Tenant must pay the difference to the Landlord until the end of the Term. If the Landlord re-rents the Leased Premises for more than the rent payable by the Tenant hereunder, the Tenant shall not be entitled to the excess. The Tenant shall also pay (a) all reasonable expenses incurred by the Landlord in preparing the Leased Premises for re-renting, and (b) any commissions paid to a broker for finding a new tenant.

9.	Quiet Enjoyment

The Landlord has the right to enter into this Lease. If the Tenant complies with this Lease, the Landlord shall provide the Tenant with undisturbed possession of the Leased Premises.

10.	Utilities and Services

a.	The Tenant shall arrange and pay for all utilities and services furnished to the Leased Premises, including the following:

a)	Heat;
b)	Hot and cold water;
c)	Electricity;
d)	Gas; and
e)	Sewage.

The Landlord is not liable for any inconvenience or harm caused by any suspension, stoppage or reduction of services beyond the Landlord’s reasonable control. This does not excuse the Tenant from paying rent or other payments payable hereunder or the Landlord from promptly taking corrective action.

b.	The Tenant shall be responsible for paying any and all Association and maintenance fees relating to the Leased Premises.

c.	The Tenant shall be responsible for paying all property and other local or state taxes associated with the Leased Premises.

11.	Tenant’s Repairs and Maintenance

The Tenant shall:

a)	Pay for all repairs, replacements and damages to the Leased Premises which become necessary during the term of the tenancy and which are not the responsibility of the Landlord, as set forth below;

b)	Keep and maintain the Leased Premises in a neat, clean, safe and sanitary condition;
c)	Take good care of the Leased Premises and all equipment contained therein;
d)	Keep the furnace and HVAC system clean;
e)	Keep nothing in the Leased Premises which is inflammable, dangerous or might increase the danger of fire or other casualty;

f)	Promptly remove from the Leased Premises all garbage and debris and take to the appropriate condominium authorized location for collection;

g)	Do nothing to cause a cancellation or an increase in the cost of Landlord’s fire or liability insurance;
h)	Use no more electricity than the wiring or feeders to the Leased Premises can safely carry;
i)	Obey any written instructions of the Landlord for the care and use of appliances, equipment, and other personal property in the Leased Premises;
j)	Do nothing to destroy, deface, damage, or remove any part of the Leased Premises;
k)	Do nothing to destroy the peace and quiet of the Landlord, other tenants or persons in the neighborhood; and

l)	Promptly comply with all orders and rules of the Board of Health, the condominium association or other authorities governing the Leased Premises which are directed to the Tenant.

The Landlord shall be responsible for all major structural repairs to the building of which the Leased Premises forms a part, including the roof, exterior walls, structural foundations and any repairs other than routine care and maintenance to the major operating systems, including the heating, air conditioning, plumbing and electrical systems, unless caused by the Tenant’s negligence, neglect or misuse of the Leased Premises.

12.	Access to Leased Premises

The Landlord shall have access to the Leased Premises upon reasonable notice to the Tenant, during normal business hours, to (a) inspect the Leased Premises, (b) make necessary repairs, alterations or improvements, (c) supply services, (d) access the equipment owned by the Landlord which is located in the Leased Premises, and (e) show it to possible buyers, mortgage lenders, contractors or insurers. The Landlord shall make reasonable efforts not to interfere with the Tenant’s operation of its business when entering the Leased Premises for the purpose of making repairs, alterations or any corrections to the Leased Premises.

The Landlord may show the Leased Premises to rental applicants at reasonable hours upon notice to the Tenant within three (3) months before the end of the Tenn.

The Landlord may enter the Leased Premises at any time without notice to the Tenant in case of emergency or other necessity or to prevent damage.

13.	No Alterations or Installation of Equipment

The Tenant may not make any changes or additions to the Leased Premises without the Landlord’s written consent. This rule includes but is not limited to:

a)	Installation of paneling, flooring, built-in decorations, partitions, moldings, or any other fixtures drilled into or attached to the floors, walls, or ceilings.

b)	Installation or any locks or chain-guards.

c)	Painting or other decorations.

d)	Installation of any equipment or wiring.

e)	Change in the plumbing, air conditioning, electrical or heating systems.

All changes or additions made without the Landlord’s written consent shall be removed by the Tenant on demand.

All changes or additions made with the Landlord’s written consent shall become the property of the Landlord when completed and paid for by the Tenant. They shall remain as part of the Leased Premises at the end of the Term unless the Landlord demands that the Tenant remove them. The Tenant shall promptly pay all costs of any permitted changes and additions. The Tenant shall not allow any mechanic’s lien or other claim to be filed against the Leased Premises. If any lien or claim is filed against the Leased Premises, the Tenant shall have it promptly removed.

14.	Fire and Other Casualty

The Tenant shall notify the Landlord at once of any fire or other casualty in the Leased Premises. The Tenant is not required to pay rent when the Leased Premises is unusable, provided, however, that if the Tenant uses part of the Leased Premises, the Tenant must pay rent pro-rata for the part used.

If the Leased Premises are partially damaged by fire or other casualty the Landlord shall repair it within a reasonable time. This includes the damage to the Leased Premises and fixtures installed by the Landlord. The Landlord need not repair or replace anything installed by the Tenant.

Either party may cancel this Lease if the Leased Premises are so damaged by fire or other casualty that it cannot be repaired within ninety (90) days. If the parties cannot agree, the opinion of a contractor chosen by the Landlord and the Tenant will be binding upon both parties.

This Lease shall end if the Leased Premises are totally destroyed. The Tenant shall pay rent to the date of destruction.

If the fire or other casualty is caused by the act or neglect of the Tenant, the Tenant’s invitees, family, customers or employees, the Tenant shall pay for all repairs and all other damages.

The Landlord agrees and represents that it currently has liability insurance covering the entire building that shall remain in effect during the entire Lease term.

15.	Liability of Landlord and Tenant

The Landlord is not liable for loss, injury, or damage to any person or property unless it is due to the Landlord’s act or negligence. The Tenant is liable for any loss, injury or damage to any person or property caused by the act or negligence of the Tenant, the Tenant’s invitees, family, customers or employees,

16.	Insurance

The Tenant shall obtain liability insurance in the amount of One Million Dollars ($1,000,000.00), which shall include a clause indemnifying the Landlord against any claim of personal injury occurring on or about the Leased Premises and a requirement that Landlord receive notice of non-renewal or cancellation. Tenant shall provide proof of insurance to Landlord prior to the commencement of the Term.

17.	Subordination to Mortgage

This Lease and all renewals of this Lease shall be subordinate to all present and future mortgages on the Leased Premises and grounds. In a sale of the Leased Premises and grounds arising out of a foreclosure, the holder of a mortgage on the Leased Premises and grounds may end this Lease. The Tenant shall sign all papers needed to subordinate this Lease to any mortgage on the Leased Premises and grounds. If the Tenant refuses, the Landlord may sign the papers on behalf of the Tenant.

18.	Tenant’s Letter

At the request of the Landlord, the Tenant shall sign a letter stating that (a) this Lease has not been amended and is in effect, (b) the Landlord has fully performed all of the Landlord’s agreements contained in this Lease, (c) the Tenant has no rights to the Leased Premises, except as stated in this Lease, (d) the Tenant has paid all rent to date, and (e) the Tenant has not paid rent for more than one month in advance. The letter shall also list all the property attached to the Leased Premises, if any, which is owned by the Tenant.

19.	Notices

All notices given under this Lease must be in writing. Each party must accept and claim the notices given by the other. Unless otherwise required by law, the notices may be given by (a) personal delivery, or (b) certified mail, return receipt requested. Notices shall be addressed to the Landlord at the address written at the beginning of this Lease and to the Tenant at the Leased Premises.

20.	No Waiver

The Landlord’s failure to enforce any agreement in this Lease shall not prevent the Landlord from enforcing the agreement for any violation occurring at a later time.

21.	Survival

If any agreement in this Lease is contrary to law, the rest of the Lease shall remain in effect.

22.	End of Term

At the end of the Term, the Tenant shall (a) clean the Leased Premises, (b) remove all of the Tenant’s property, (c) repair all damage, including that caused by the Tenant’s use and possession of the Leased Premises or moving, and (d) vacate the Leased Premises and return it with all keys to the Landlord in the same condition as it was at the beginning of the Term, except for normal wear and tear.

If the Tenant leaves any property in the Leased Premises, the Landlord may (a) dispose it of and charge the Tenant for the cost of disposal, or (b) keep it as abandoned property.

23.	Full Agreement

The parties have read this Lease. It contains their full agreement. It may not be changed except in writing signed by the Landlord and the Tenant.

24.	Commissions

The parties each warrant and represent to the other that, to the best of their knowledge and belief, no brokers are entitled to a fee with regard to the execution of this Lease.

25.	Compliance with Building and Township Codes, Requirements

The Landlord represents that he has complied with applicable building codes and other requirements of the Township of Somerset, including compliance with the requirements of the fire department and smoke detector and other requirements, and that all necessary permits have been obtained for the Leased Premises, except any licenses or permits required for the Tenant’s use or possession of the Leased Premises. Under no circumstances shall the Tenant be responsible for the cost of correcting any code violations or other building requirement violations, unless such violations are caused by the Tenant or result from the Tenant’s use of the Leased Premises.

26.	Applicable Law, Jurisdiction and Venue

This Lease shall be governed by the laws of the State of New Jersey, without regard to choice of law provisions. The parties irrevocably consent to the exclusive jurisdiction of the State of New Jersey, with venue situated in Somerset County.

IN WITNESS WHEREOF, the parties have each caused this Lease to be duly executed, intending to be legally bound hereby.

Medical Transcription Billing, Corp.		Mahmud U. Haq,
Tenant		Landlord

By:	/s/ Stephen A. Snyder	/s/ Mahmud U. Haq
Name: Stephen A. Snyder
Position: President

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